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                                                                     EXHIBIT 4.7

Execution Copy


JAMES CABLE PARTNERS, L.P.
FIRST AMENDMENT TO CREDIT AGREEMENT


This FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of August 5, 1998 and entered into by and among JAMES CABLE PARTNERS, L.P., a Delaware limited partnership ("Company"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), NBD BANK ("NBD"), as documentation agent for Lenders (in such capacity, "Documentation Agent") and CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as administrative agent for Lenders (in such capacity, "Administrative Agent").

WITNESSETH:

WHEREAS, the parties hereto are parties to a Credit Agreement dated as of August 15, 1997 (the "Agreement"); and

WHEREAS, the Agreement amended and restated the Original Credit Agreement in its entirety; and

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agents agree that the Agreement and the Original Credit Agreement, as amended and restated by the Agreement, shall be amended as follows:

1. The definition of "Loans" set forth in the Agreement shall be amended and restated in its entirety to read and provide as follows:

"Loans" means the Loans made by Lenders to Company pursuant to subsection
2.1A(i).

2. The following definitions are hereby added to Section 1.1 of the Agreement in appropriate alphabetical order:


                  "RCP Assets" shall mean that certain cable system and related assets of the Company described on Schedule A-1 hereto.

                  "RCP Asset Sale Date" shall mean the date the sale of the RCP Assets is closed as determined by the Documentation Agent.

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                  "RCP Sale Documents" shall mean all agreements, instruments and other documents executed or to be executed in connection with the sale of the RCP Assets.

                  "Tennessee Acquisition" shall mean the acquisition by the Company of the cable system and related assets in Tennessee further described on Schedule A-2 hereto.

                  "Tennessee Acquisition Date" shall mean the date the Tennessee Acquisition is closed as determined by the Documentation Agent.

                  "Tennessee Acquisition Documents" shall mean all agreements, instruments and other documents executed or to be executed in connection with the Tennessee Acquisition.

3. Section 2.1A(i) of the Agreement shall be amended by deleting the following clause from such Section: ";provided that each Lender's Commitment shall expire immediately and without further action on August 15, 1997 if the initial Loans are not made on or before that date".

4.   Sections 6.6 A and B of the Agreement shall be restated as follows:

"6.6 Financial Covenants

A. Total Debt Coverage. Company will not permit the ratio of (y) Consolidated Total Debt as of any day during the periods set forth below to (z) Consolidated Adjusted EBITDA for the most recently ended six consecutive month period ended as of such day multiplied by 2 to be greater than the correlative ratio indicated in the table below:

Period
                                                                 Consolidated
                                                                 Total Debt
                                                                 to
                                                                 Consolidated
                                                                 Adjusted EBITDA


From and including August 6, 1998 through but excluding March 31, 2000 7.50:1.00

From and including March 31, 2000 and thereafter                       7.25:1.00

From and including September 30, 2000 and thereafter                   7.00:1.00


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From and including December 31, 2001 and thereafter                    6.75:1.00




B. Senior Debt Coverage. Company will not permit the ratio of (y) Consolidated Senior Debt as of any day during the period set forth below to (z) Consolidated Adjusted EBITDA for the six (6) consecutive month period ended as of such day multiplied by 2 to be greater than the correlative ratio indicated:





Period
                                                                 Consolidated
                                                                 Senior Debt
                                                                 to
                                                                 Consolidated
                                                                 Adjusted EBITDA


December 31, 1995 through July 31, 1998                                2.50:1.00

August 1, 1998 and thereafter                                          1.75:1.00




5. Section 6.7 is amended by deleting the period at the end of clause (iii) thereof and replacing it with "; and" and adding two new clauses (iv) and (v) to the end thereof as follows:

         (iv) As long as (w) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, (x) the Company delivers all Tennessee Acquisition Documents as either Agent may reasonably request, and the Tennessee Acquisition shall be substantially on the terms as described to the Agents prior to August 5, 1998, (y) the Company delivers an Officers Certificate to the Agents and the Lenders, in form and substance reasonably satisfactory to the Agents, confirming that it


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will be in compliance, on a Pro Form Basis after giving effect to the Tennessee
Acquisition, with all covenants set forth in subsection 6.6 hereof and all other covenants contained in the Loan Documents and that the Tennessee Acquisition has been completed in conformance with the terms and provisions of the Tennessee Acquisition Documents and all laws and regulations, and (z) the aggregate consideration paid or payable for the Tennessee Acquisition does not exceed $8,000,000, the Company may complete the Tennessee Acquisition; and

         (v) As long no Event of Default or Potential Event of Default shall have occurred and be continuing or result therefrom and the Company delivers all RCP Asset Sale Documents to the Agent, and the sale of the RCP Assets shall be substantially on the terms as described to the Agents prior to August 5, 1998, and the aggregate consideration paid or payable for the RCP Assets is not less than $14,000,000, the Company may sell the RCP Assets provided that (x) the proceeds thereof are used to prepay the Loans and all other obligations owing pursuant to the Loan Documents until paid in full, and the Company shall use any remaining proceeds thereof for capital expenditures or for other purposes to the maximum extent possible to avoid any prepayment under the Senior Unsecured Notes and (y) notwithstanding anything in Section 2.4A(iii)(a) to the contrary, the prepayment from the proceeds of the sale of the RCP Assets shall not reduce the Commitments.

6. Schedules A-1 and A-2 attached hereto are added to the Credit Agreement as Schedules A-1 and A-2.

7.   The Company represents and warrants to the Lenders that:

                  (a) The execution, delivery and performance of this Amendment is within its powers, has been duly authorized and is not in contravention with any law, of the terms of its partnership agreement or any undertaking to which it is a party or by which it is bound.

                  (b) This Amendment is the legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof.

                  (c) After giving effect to the amendments herein contained, the representations and warranties contained in Section 4 of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

                  (d) No Event of Default or Potential Event of Default exists or has occurred and is continuing on the date hereof.

8. This Amendment shall not become effective until each of the following has been satisfied:

                  (a) This Amendment shall be signed by the Company and the Lenders.


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                  (b) Each of the Guarantors shall have executed the Consent and
Agreement at the end of this Amendment.

9. Except as expressly amended hereby, the Company agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has not setoff, counterclaim, defense or other claim or dispute with respect to any of the Loan Documents or the transactions contemplated thereby.

10. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Amendment and the Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Amendment and the Agreement or any part of it.

11. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12. This Amendment amends the Agreement. It is the intent and purpose of the parties to this Amendment, by executing this Amendment, to ratify, confirm and reaffirm the Agreement and all of its terms and provisions as amended by this Amendment. This Amendment and the Agreement (including the documents and the instruments referred to in this Amendment and the Agreement) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Amendment and the Agreement. All capitalized terms not otherwise defined in this Amendment shall be defined in this Amendment as in the Agreement.

13. THIS AMENDMENT AND THE AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PRINCIPLES.

14. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers hereunto duly authorized as of the date


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first written above.

COMPANY:
JAMES CABLE PARTNERS, L.P.
By:      James Communications Partners,
         a General Partner

By:      Jamesco, Inc.,
         a General Partner


By: /s/ William R. James
    -------------------------------------------------
         Name: William R. James
         Title: President

Notice Address:

James Cable Partners, L.P.
710 North Woodward Avenue, Suite 180
Bloomfield Hills, MI 48304
Attention:        William R. James
Telephone:        (248) 647-1080
Telecopy:         (248) 647-1321

CANADIAN IMPERIAL BANK OF COMMERCE,
as Lender and as Administrative Agent


By: /s/ Colleen Risorto
    ----------------------------------------------------
         Name: Colleen Risorto
         Title: Executive Director

Notice Address:

Canadian Imperial Bank of Commerce
425 Lexington Avenue 8th Floor
New York, New York 10017
Attention:        Lorain Granberg
Telephone:        (212) 856-3630
Telecopy:         (212) 856-3558

NBD BANK, as Lender and as
Documentation Agent


By: /s/ William H. Canney
    --------------------------------------------------
         Name: William H. Canney


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         Title: Vice President

Notice Address:

NBD Bank
611 Woodward
Detroit, Michigan 48226
Attention:        William Canney
Telephone:        (313) 225-3489
Telecopy:         (313) 225-2290




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CONSENT AND AGREEMENT


      As of the date and year first above written, each of the undersigned hereby:

(a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated hereby and agrees to all terms and provisions of the above Amendment applicable to it;

(b) agrees that each Guaranty and all other agreements executed by any of the undersigned in connection with the Credit Agreement or otherwise in favor of the Agents or the Lenders (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim, defense or other claim or dispute with respect to any Guarantor Document; and

(c) acknowledges that its consent and agreement hereto is a condition to the Lenders' obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.

JAMES CABLE FINANCE CORP.


By: /s/ William R. James
    --------------------------------------
    Its: William R. James, President


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                                  SCHEDULE A-1


Those certain assets of James Cable Partners, L.P. comprising the cable television system(s) of the Company in and around Pickett County, Scott County, Morgan County, Roane County, Fentress County and Cumberland County, Tennessee that are to be sold pursuant to the RCP Sale Documents.




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                                  SCHEDULE A-2


Those certain assets of Fannon Cable T.V., Inc. comprising the cable television system(s) of Fannon Cable T.V., Inc. in and around New Tazewell, Tazewell, Harrogate and Cumberland Gap, Tennessee and Claiborne County, Tennessee that are to be acquired pursuant to the Tennessee Acquisition Documents.